      							OMB Number	3235-0287
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FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person*

<<	Edward W. LeBaron, Jr.	>>
	______________________________________________________________________
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

<<	2601 Fair Oaks Blvd., Sacramento, CA  95864 >>

2.	Issuer Name and Ticker or Trading Symbol

<<	Provident American Corporation (PAMC)  >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year

<<	11-99  >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	XX Director			____ 10% Owner

	___ Officer (give		____ Other (specify
          title below)			  below)


7.	Individual or Joint/Group Filing (Check Applicable line)

	XXXX Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 5 Pages


1.	Title of Security (Instr. 3)

<<	Common Stock   >>

2.	Transaction Date (Month/Day/Year)

<<	11-3-99   >>

3.	Transaction Code (Instr. 8)

	Code					V

<<	J (1)					__________	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount				(A) or (D)			Price

<<	28,571					A			N/A	>>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	33,571	>>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D	>>

7.	Nature of Indirect Beneficial Ownership (Inst. 4) __________

FORM 4 (continued)							Page 3 of 5 Pages


1.	Title of Security (Instr. 3)

<<	Common Stock   >>

2.	Transaction Date (Month/Day/Year)

<<	11-3-99	>>

3.	Transaction Code (Instr. 8)

	Code					V

<<	J(1)					__________	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount				(A) or (D)			Price

<<	250,000					D			N/A	>>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	See above	>>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I	>>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

<<	As member of limited liability company	>>

___________________________________________________________________________
Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,  see Instruction
4(b)(v)
	Potential persons who are to respond to the collection of
	information contained in this form are not required to respond
	unless the form displays a currently valid OMB control number.
												SEC 1474 (3-99)

FORM 4 (continued)							Page 4 of 5 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

	___________________________

2.	Conversion or Exercise Price of Derivative Security

	___________________________

3.	Transaction Date (Month/Day/Year)

	___________________________

4.	Transaction Code (Instr. 8)

	Code				V
	____			____________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)

	(A)	_______	(D)	______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date

	__________						__________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title				Amount or Number of Shares

	_________					________________

8.	Price of Derivative Security (Instr. 5)

	____________

FORM 4 (continued)							Page 5 of 5 Pages

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)

	_________________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)

	________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)




Explanation of Responses:			Edward E. LeBaron, Jr.	12/7/99
							** Signature of Reporting Person

(1) J - A Limited liability company of which the reporting person was or is a member distributed to the reporting person the shares described above. These distributions to persons other than the reporting person also caused the reduction in beneficial ownership described above.


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number



CJR\4450\012\1074337.01